Exhibit 99.1

CUSIP No. 39536G 105	Page 11 of 11

Joint Filing Agreement

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the common stock, par value $0.0001 per share (the “Common Stock”) of GreenLight Biosciences Holdings, PBC and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of June 7, 2023.

The Jeremy and Hannelore Grantham Environmental Trust

By:	/s/ Ramsay Ravenel
Name:	Ramsay Ravenel
Title:	Trustee

Neglected Climate Opportunities LLC

By:	/s/ Ramsay Ravenel
Name:	Ramsay Ravenel
Title:	Manager